UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 25, 2019
 __________________________
GATX Corporation
(Exact name of registrant as specified in its charter)
 __________________________

New York	1-2328	36-1124040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
233 South Wacker Drive
Chicago, Illinois 60606-7147
(Address of principal executive offices, including zip code)
(312) 621-6200
(Registrant’s telephone number, including area code)
 __________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 25, 2019, the Board of Directors (the “Board”) of GATX Corporation (the “Company”) declared a quarterly dividend of $0.46 per common share, payable March 31, 2019, to shareholders of record on March 4, 2019. GATX has paid quarterly dividends without interruption since 1919, and the dividend amount announced today represents a 4.5% increase from the prior year’s dividend.

In addition, the Board elected to terminate the Company’s existing share repurchase program and authorized a new share repurchase program under which the Company may repurchase, from time to time, up to a maximum of $300.0 million of the Company’s common shares. This share repurchase authorization does not establish a deadline for completing any repurchases, and it does not obligate the Company to repurchase any dollar amount or number of shares of common stock. Repurchases under this program may be made from time to time in the open market, through privately negotiated transactions, block transactions or otherwise, as determined by the Company. Future repurchases will depend on factors such as the then current market price of the Company’s common shares, market and business conditions, and other factors. The share repurchase program may be suspended, modified or discontinued at any time, but the authorization is of an open-ended term. A press release announcing the share repurchase program was issued and is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by the Company and dated January 25, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATX CORPORATION
(Registrant)

/s/ Thomas A. Ellman
Thomas A. Ellman
Executive Vice President and Chief Financial Officer
January 25, 2019